Exhibit 10.2

EXECUTION VERSION

DATED APRIL 4, 2017

(1) GURNET POINT L.P.

(ACTING THROUGH ITS GENERAL PARTNER

WAYPOINT INTERNATIONAL GP LLC)

AND

(2) INNOCOLL HOLDINGS PUBLIC LIMITED COMPANY

EXPENSES REIMBURSEMENT AGREEMENT

Matheson 70 Sir John Rogerson’s Quay Dublin 2 Ireland Tel: + 353 1 232 2000 Fax: +353 1 232 3333

CONTENTS

		Page No

1	Interpretation	2

2	Pre-Condition to Effectiveness	7

3	Reimbursement	7

4	General	10

Execution Page		13

1

THIS EXPENSES REIMBURSEMENT AGREEMENT is made on 4 April 2017

BETWEEN

(1)	GURNET POINT L.P., a Delaware limited partnership, acting through its general partner Waypoint International GP LLC (hereinafter called “Gurnet”);

AND

(2)	INNOCOLL HOLDINGS PUBLIC LIMITED COMPANY, a company incorporated in Ireland with registered number 544604 having its registered office at Unit 9, Block D, Monksland Business Park, Monksland, Athlone, County Roscommon, Ireland (hereinafter called “Innocoll”).

RECITALS:

A.	Gurnet has agreed to make a proposal to acquire Innocoll through its wholly owned subsidiary Lough Ree Technologies Limited, a company incorporated in Ireland with registered number 594503 having its registered office at 70 Sir john Rogerson's Quay, Dublin 2, Ireland (“Gurnet Sub”) on the terms and subject to the conditions set out in the Rule 2.5 Announcement (as defined below) and the Transaction Agreement (as defined below) and Innocoll has agreed to reimburse certain third-party costs and expenses incurred and to be incurred by Gurnet and/or Gurnet Sub, for the purposes of, in preparation for, or in connection with the Acquisition (as defined below) if the Transaction Agreement is terminated in certain circumstances.

B.	This Expenses Reimbursement Agreement (this “Agreement”) sets out the agreement between the Parties as to, among other things, the reimbursement in certain circumstances by Innocoll of certain costs and expenses incurred and to be incurred by Gurnet and / or Gurnet Sub for the purposes of, in preparation for, or in connection with the Acquisition.

NOW IT IS HEREBY AGREED as follows:

1	Interpretation

1.1	Definitions

In this Agreement (including in the Recitals), the following expressions shall have the following meanings:

“Acquisition” means the proposed acquisition by Gurnet Sub of Innocoll by means of the Scheme or (subject to the provisions of the Transaction Agreement and Rule 41.3 of the Takeover Rules) a Takeover Offer pursuant to the Transaction Agreement (and any such Scheme or Takeover Offer as it may be revised, amended or extended from time to time, subject to the consent of the Panel where required), including, in each case, the payment by Gurnet Sub of the aggregate Consideration as described in the Rule 2.5 Announcement and provided for in the Transaction Agreement;

“Act” means the Companies Act 2014 and all enactments which are to be read as one with, or construed or read together as one with, the Companies Act 2014;

2

“Acting in Concert”, shall have the meaning given to that term in the Irish Takeover Panel Act 1997 (as amended);

“Business Day” means any day, other than a Saturday, Sunday, public holiday or a day on which banks in Ireland or in the State of New York are authorised or required by law or executive order to be closed;

“Cap” shall have the meaning given to that term in Clause 3.1;

“Concert Parties” means, in relation to any Party, such persons as are Acting in Concert with that Party (including such persons as are deemed to be Acting in Concert with that Party pursuant to Rule 3.3 of Part A of the Takeover Rules);

“Conditions” means the conditions to the Scheme and the Acquisition set forth in the Rule 2.5 Announcement, and “Condition” means any one of the Conditions;

“Court Hearing” means the hearing by the High Court of the petition to sanction the Scheme under Sections 449 to 455 of the Act;

“EGM” means the extraordinary general meeting of Innocoll Shareholders (and any adjournment thereof) to be convened in connection with the Scheme, expected to be held as soon as the Scheme Meeting shall have been concluded or adjourned (it being understood that if the Scheme Meeting is adjourned, the EGM shall be correspondingly adjourned);

“EGM Resolutions” means the resolutions to be proposed at the EGM for the purposes of approving and implementing the Scheme, the related reduction of capital of Innocoll, changes to the constitution of Innocoll and such other matters as Innocoll reasonably determines, subject to the consent of Gurnet (such consent not to be unreasonably withheld, conditioned or delayed), to be necessary or desirable for the purposes of implementing the Scheme or the Acquisition;

“End Date” has the meaning given to that term in the Rule 2.5 Announcement;

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, together with all rules and regulations promulgated thereunder;

“Gurnet Reimbursement Payment” shall have the meaning given to that term in Clause 3.1;

“Gurnet Sub” shall have the meaning given to that term in Recital A;

“High Court” means the High Court of Ireland;

“Innocoll Alternative Proposal” means any bona fide proposal or bona fide offer, which proposal or offer may be subject to due diligence, definitive documentation or both, made by any person (other than a proposal or offer pursuant to Rule 2.5 of the Takeover Rules by Gurnet or any of its Concert Parties) for:

(a)	the acquisition of Innocoll by scheme of arrangement, takeover offer or business combination transaction;

3

(b)	any merger, reorganization, share exchange, consolidation, business combination, recapitalisation, or similar transaction involving Innocoll that, if consummated, would result in the holders of Innocoll Shares immediately prior to such transaction owning, in the aggregate, less than 80% of the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof;

(c)	the direct or indirect acquisition by any Person of more than 20% of the assets of the Innocoll Group, taken as a whole, measured by either book value or fair market value (including equity securities of Innocoll’s Subsidiaries); or

(d)	the direct or indirect acquisition by any Person of more than 20% of the voting power or the issued share capital of Innocoll, including any offer or exchange offer that if consummated would result in any Person beneficially owning shares with more than 20% of the voting power of Innocoll;

“Innocoll Board” means the board of directors of Innocoll from time to time and for the time being;

“Innocoll Shareholder Approval” means:

(a)	the passing of the Scheme Meeting Resolution, by a majority in number of those Innocoll Shareholders (representing at least 75% in value of the Innocoll Shares held by such Innocoll Shareholders) present and voting either in person or by proxy, at the Scheme Meeting (or at any adjournment of such meeting); and

(b)	the EGM Resolutions being duly passed by the requisite majorities of Innocoll Shareholders at the EGM (or at any adjournment of such meeting);

“Innocoll Shareholders” means the holders of Innocoll Shares;

“Innocoll Shares” means the ordinary shares with a par value of US$0.01 each in the capital of Innocoll;

“Innocoll Superior Proposal” means a bona fide Innocoll Alternative Proposal (where each reference to 20% or 80% set forth in the definition of such term shall be deemed to refer to 50%) made by any Person that the Innocoll Board determines in good faith (after consultation with Innocoll’s financial advisor(s) and outside legal counsel) is more favourable to the Innocoll Shareholders than the transactions contemplated by the Transaction Agreement, taking into account such financial, regulatory, legal and other aspects of such proposal as the Innocoll Board considers in good faith to be appropriate;

“Ireland” means the island of Ireland, excluding the counties of Antrim, Armagh, Derry, Down, Fermanagh and Tyrone on the island of Ireland, and the word “Irish” shall be construed accordingly;

“Irrecoverable VAT” means in relation to any person, any amount in respect of VAT which that person has incurred and in respect of which that person is not entitled to a refund (by way of credit or repayment) from any relevant Tax Authority pursuant to and determined in accordance with Section 59 of the Value Added Tax Consolidation Act 2010 and any regulations made under that act (and “recoverable VAT” shall be construed accordingly);

4

“Parties” means Gurnet and Innocoll (and “Party” shall mean any one of them, as the context requires);

“Payment Events” shall have the meaning given to that term in Clause 3.2;

“Person” or “person” means an individual, group (including a “group” under Section 13(d) of the Exchange Act), corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organisation or other entity or any Relevant Authority (as defined in the Transaction Agreement) or any department, agency or political subdivision thereof;

“Resolutions” means, collectively, the Scheme Meeting Resolution and the EGM Resolutions, which will be set out in the Scheme Document;

“Rule 2.5 Announcement” means the announcement to be made by the Parties pursuant to Rule 2.5 of the Takeover Rules in accordance with the Transaction Agreement;

“Scheme” means the proposed scheme of arrangement under Chapter 1 of Part 9 of the Act and the related capital reduction under Sections 84 and 85 of the Act to effect the Acquisition pursuant to and on the terms set forth in the Transaction Agreement and the Rule 2.5 Announcement, and in such form not being inconsistent therewith as the Parties, acting reasonably, mutually agree in writing, including any revision thereof as may be so agreed between the Parties and, as required, by the Panel and the High Court;

“Scheme Document”, means a document comprising the scheme document (including any amendments or supplements thereto) to be distributed to Innocoll Shareholders and, for information only, to holders of Innocoll Option or Innocoll Share Awards or German Options (each as defined in the Transaction Agreement), containing (i) the Scheme, (ii) the notice or notices of the Scheme Meeting and the EGM, (iii) an explanatory statement as required by Section 452 of the Act with respect to the Scheme, (iv) such other information as may be required or necessary pursuant to the Act, the Exchange Act or the Takeover Rules (or required by the Panel) and (v) such other information as Innocoll and Gurnet shall agree, each acting reasonably;

“Scheme Meeting” means the meeting or meetings of the Innocoll Shareholders or, if applicable, any class of Innocoll Shareholders (as may be directed by the High Court pursuant to Section 450(5) of the Act) (and any adjournment of any such meeting or meetings) convened by (i) resolution of the Innocoll Board or (ii) order of the High Court, in either case pursuant to Section 450 of the Act, to consider and vote on the Scheme Meeting Resolution;

“Scheme Meeting Resolution” means the resolution to be considered and voted on at the Scheme Meeting proposing that the Scheme, with or without amendment (but subject to such amendment being acceptable to each of Innocoll and Gurnet, except for a technical or procedural amendment which is required for the proper implementation of the Scheme and does not have a substantive consequence on the implementation of the Scheme), be agreed to;

“Scheme Recommendation” means the unanimous recommendation of the Innocoll Board that Innocoll Shareholders vote in favour of the Resolutions;

5

“Takeover Offer” means an offer in accordance with Clause 3.6 of the Transaction Agreement for the entire issued and to be issued share capital of Innocoll (other than any Innocoll Shares beneficially owned by any member of the Gurnet Group (if any)), including any amendment or revision thereto pursuant to this Agreement, the full terms of which would be set out in the Takeover Offer Documents or (as the case may be) any revised offer document(s);

“Takeover Offer Document”, means, if following the date of this Agreement, Gurnet elects to implement the Acquisition by way of the Takeover Offer in accordance with clause 3.6 of the Transaction Agreement, the document to be despatched to Innocoll Shareholders and others by Gurnet Sub containing, amongst other things, the Takeover Offer, the Conditions (to the extent appropriate in the case of a Takeover Offer, and as amended in such manner as Gurnet and Innocoll shall determine, and the Panel shall agree, to be necessary to reflect the terms of the Takeover Offer) and certain information about Gurnet, Gurnet Sub and Innocoll and, where the context so admits, includes any form of acceptance, election, notice or other document reasonably required in connection with the Takeover Offer;

“Takeover Rules” means the Irish Takeover Panel Act 1997, Takeover Rules, 2013;

“Tax” (or “Taxes” and, with correlative meaning, the term “Taxable”) means all national, federal, state, local or other taxes imposed by the United States, Ireland, and any other Tax Authority, including income, gain, profits, windfall profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, universal social charge, pay related social insurance and other similar contributions, sales, employment, unemployment, disability, use, property, gift tax, inheritance tax, unclaimed property, escheat, withholding, excise, production, value added, goods and services, trading, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties, surcharges and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, whether disputed or not, and any liability in respect of any of the foregoing items payable by reason of contract, assumption, transferee or successor liability;

“Tax Authority” means any Irish, United States, foreign or supranational, federal, state or local governmental commission, board, body, bureau, or any other governmental, trade or regulatory agency or body, in each case, in any jurisdiction responsible for the assessment, collection or enforcement of laws relating to Taxes or for making any decision or ruling on any matter relating to Tax (including the Irish Revenue Commissioners and United States Internal Revenue Service);

“Transaction Agreement” means the transaction agreement dated the date hereof by and among Gurnet, Gurnet Sub and Innocoll; and

“VAT” means any Tax imposed by any member state of the European Community in conformity with the Directive of the Council of the European Union on the common system of value added tax (2006/112/EC).

1.2	Construction

1.2.1	In this Agreement, words such as “hereunder”, “hereto”, “hereof” and “herein” and other words commencing with “here” shall, unless the context clearly indicates to the contrary, refer to the whole of this Agreement and not to any particular section or clause thereof.

6

1.2.2	In this Agreement, save as otherwise provided herein, any reference herein to a section, clause, schedule or paragraph shall be a reference to a section, sub-section, clause, sub-clause, schedule or paragraph or sub-paragraph (as the case may be) of this Agreement.

1.2.3	In this Agreement, any reference to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof and shall also include any subordinate legislation, rules or regulations made from time to time under such provision, and any reference to any provision of any legislation, unless the context clearly indicates to the contrary, shall be a reference to legislation of Ireland.

1.2.4	In this Agreement, the masculine gender shall include the feminine and neuter and the singular number shall include the plural and vice versa.

1.2.5	In this Agreement, any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.2.6	In this Agreement, any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and all attachments thereto and instruments incorporated therein.

1.3	Captions

The headings or captions to the clauses in this Agreement are inserted for convenience of reference only and shall not be considered a part of or affect the interpretation or construction hereof.

1.4	Time

In this Agreement, references to time are to New York City times unless otherwise specified.

2	Pre-Condition to Effectiveness

2.1	This Agreement shall not have effect unless and until the Rule 2.5 Announcement has been issued; provided, however, that if the Rule 2.5 Announcement has not been issued on or before 11:59 pm New York City time on April 4, 2017 (or such later time on that date as the Parties may have agreed in writing pursuant to clause 2.1.2 of the Transaction Agreement) this Agreement shall lapse and be of no further effect.

3	Reimbursement

3.1	Subject to Clause 2 and to the other provisions of this Agreement, in consideration for the issuance of the Rule 2.5 Announcement, Innocoll agrees to pay to Gurnet, if any Payment Event occurs, an amount equal to all documented, specific quantifiable third-party costs (including vouched out of pocket expenses incurred by third party advisers) and expenses incurred by Gurnet and / or Gurnet Sub, for its or their account or on its or their behalf, for the purposes of, in preparation for, or in connection with the Acquisition, including but not limited to exploratory work carried out in contemplation of and in connection with the Acquisition, legal, financial, technical, tax and commercial due diligence, arranging financing and engaging advisors to assist in the process (the payment provided for in this

7

Clause 3.1, the “Gurnet Reimbursement Payment”); provided that the gross amount payable to Gurnet pursuant to this Agreement shall not, in any event, exceed US$1,344,000 (the “Cap”). The amount payable by Innocoll to Gurnet under this Clause 3.1 will exclude any amounts in respect of VAT incurred by Gurnet attributable to such third-party costs other than Irrecoverable VAT incurred by Gurnet.

3.2	The “Payment Events” shall be the occurrence of any one or more of the following, to the extent occurring after the issue by the Parties of the Rule 2.5 Announcement:

3.2.1	the Transaction Agreement is terminated:

3.2.1.1	by Gurnet for the reason that the Innocoll Board or any committee thereof (A) withdraws (or modifies or withholds or qualifies in any manner adverse to Gurnet), or proposes publicly to withdraw (or modify or withhold or qualify in any manner adverse to Gurnet) or fails to make the Scheme Recommendation (or the recommendation contemplated by clause 3.6.3(c) of the Transaction Agreement) when required pursuant to the Transaction Agreement; or (B) approves, adopts, recommends or declares advisable, or proposes publicly to approve, adopt, recommend or declare advisable, any Innocoll Alternative Proposal (it being understood, for the avoidance of doubt, that the provision by Innocoll to Gurnet of notice or information in connection with an Innocoll Alternative Proposal or Innocoll Superior Proposal as required or expressly permitted by the Transaction Agreement shall not, in and of itself, satisfy this clause 3.2.1.1); or

3.2.1.2	by Innocoll, at any time prior to obtaining the Innocoll Shareholder Approval, in order to enter into any agreement, understanding or arrangement providing for an Innocoll Superior Proposal; or

3.2.2	all of the following occur:

3.2.2.1	prior to the Scheme Meeting, an Innocoll Alternative Proposal has been publicly disclosed or any Person shall have publicly announced an intention (whether or not conditional) to make an Innocoll Alternative Proposal and, in either case, at the time the Transaction Agreement is terminated under the circumstances specified in clause 3.2.2.2 (it being understood that, for the purposes of this clause 3.2.2.1 and clause 3.2.2.3, references to “20%” and “80%” in the definition of Innocoll Alternative Proposal shall be deemed to refer to “50%”), such person shall not have publicly withdrawn such proposal or intention; and

3.2.2.2	the Transaction Agreement is terminated by either Innocoll or Gurnet for the reason that the Scheme Meeting or the EGM shall have been completed and the Scheme Meeting Resolution or the EGM Resolutions, as applicable, shall not have been approved by the requisite majority of votes; and

3.2.2.3	an Innocoll Alternative Proposal is consummated within 12 months, or a definitive agreement providing for an Innocoll Alternative Proposal is

8

entered into within 12 months after such termination and such Innocoll Alternative Proposal is consummated pursuant to that definitive agreement (as such definitive agreement may be amended, modified or supplemented), in each case, regardless of whether such Innocoll Alternative Proposal is the same Innocoll Alternative Proposal referred to in clause 3.2.2.1; or

3.2.3	all of the following occur:

3.2.3.1	prior to the Scheme Meeting, an Innocoll Alternative Proposal has been publicly disclosed or any person shall have publicly announced an intention (whether or not conditional) to make an Innocoll Alternative Proposal and, in either case, at the time the Transaction Agreement is terminated under the circumstances specified in clause 3.2.3.2 (it being understood that, for the purposes of this clause 3.2.3.1 and clause 3.2.3.3 below, references to “20%” and “80%” in the definition of Innocoll Alternative Proposal shall be deemed to refer to “50%”) such person shall not have publicly withdrawn such proposal or intention; and

3.2.3.2	the Transaction Agreement is terminated by Gurnet pursuant to clause 9.1.1(f) of the Transaction Agreement; and

3.2.3.3	an Innocoll Alternative Proposal is consummated within 12 months, or a definitive agreement providing for an Innocoll Alternative Proposal is entered into within 12 months after such termination and such Innocoll Alternative Proposal is consummated pursuant to that definitive agreement (as such definitive agreement may be amended, modified or supplemented), in each case, regardless of whether such Innocoll Alternative Proposal is the same Innocoll Alternative Proposal referred to in clause 3.2.3.1; or

3.2.4	all of the following occur:

3.2.4.1	prior to the termination of the Transaction Agreement, an Innocoll Alternative Proposal has been publicly disclosed or any person shall have publicly announced an intention (whether or not conditional) to make an Innocoll Alternative Proposal and, in either case, at the time the Transaction Agreement is terminated under the circumstances specified in clause 3.2.4.2 (it being understood that, for the purposes of this clause 3.2.4.1 and clause 3.2.4.3 below, references to “20%” and “80%” in the definition of Innocoll Alternative Proposal shall be deemed to refer to “50%”) such person shall not have publicly withdrawn such proposal or intention; and

3.2.4.2	the Transaction Agreement is terminated by either Gurnet or Innocoll pursuant to clause 9.1.1(b) of the Transaction Agreement (without the Scheme Meeting or EGM having been completed or the Scheme Meeting Resolutions or EGM resolutions, as applicable, having been approved by the requisite votes); and

9

3.2.4.3	an Innocoll Alternative Proposal is consummated within 12 months, or a definitive agreement providing for an Innocoll Alternative Proposal is entered into within 12 months after such termination and such Innocoll Alternative Proposal is consummated pursuant to that definitive agreement (as such definitive agreement may be amended, modified or supplemented), in each case, regardless of whether such Innocoll Alternative Proposal is the same Innocoll Alternative Proposal referred to in clause 3.2.4.1.

3.3	The request, or as the case may be, requests by Gurnet for a Gurnet Reimbursement Payment shall in each case be:

3.3.1	submitted in writing to Innocoll no later than 45 calendar days following the occurrence of the applicable Payment Event;

3.3.2	accompanied by payment instructions and written invoices or written documentation supporting the request for such Gurnet Reimbursement Payment; and

3.3.3	subject to satisfactory compliance with Clause 3.3.2 and subject to the Gurnet Reimbursement Payment to be made hereunder not exceeding the Cap, (provided that, to the extent the Gurnet Reimbursement Payment would exceed the Cap, Innocoll shall be required to pay the amount of such Gurnet Reimbursement Payment up to the amount of the Cap) satisfied in full by payment in full by Innocoll to Gurnet in cleared, immediately available funds within 10 calendar days following submission by Gurnet of such invoices or documentation.

3.4	If and to the extent that any relevant Tax Authority determines that the Gurnet Reimbursement Payment is consideration for a Taxable supply and that Innocoll is liable to account to a Tax Authority for VAT in respect of such supply and that all or any part of such VAT is Irrecoverable VAT, then:

3.4.1	the amount payable by Innocoll by way of the Gurnet Reimbursement Payment, together with any Irrecoverable VAT arising in respect of the supply for which the payment is consideration, shall not exceed the Cap; and

3.4.2	to the extent that Innocoll has already paid an amount in respect of the Gurnet Reimbursement Payment which exceeds the amount described in Clause 3.4.1 above, Gurnet shall repay to Innocoll the portion of the Irrecoverable VAT in excess of the Cap.

4	General

4.1	This Agreement shall be governed by, and construed in accordance with, the laws of Ireland. Each of the Parties irrevocably agrees that the courts of Ireland are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement and, for such purposes, irrevocably submits to the exclusive jurisdiction of such courts. Any proceeding, suit or action arising out of or in connection with this Agreement shall therefore be brought in the courts of Ireland.

10

4.2	This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement, and each Party may enter into this Agreement by executing a counterpart and delivering it to the other Party (by overnight delivery service (with proof of service), hand delivery or e-mail).

4.3	Any notice or other document to be served under this Agreement may be delivered by overnight delivery service (with proof of service), by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report), by email or hand delivery to the Party to be served as follows:

4.3.1	if to Gurnet, to:

Gurnet Point, L.P.

c/o Waypoint International GP LLC

55 Cambridge Parkway, Suite 401

Cambridge, MA 02142

United States
Attention     James Singleton
Facsimile:    (617) 588-4901

with copy to:

Weil, Gotshal & Manges LLP

767 5th Avenue

New York, NY 10153

United States

Attention:    Michael J. Aiello

Facsimile:    (212) 310-8007

and to

Matheson

70 Sir John Rogerson’s Quay

Dublin 2

Ireland

Attention:    Tim Scanlon; Madeline McDonnell

Email:          tim.scanlon@matheson.com; and

    madeline.mcdonnell@matheson.com

4.3.2	if to Innocoll, to:

Unit 9, Block D, Monksland Business Park,

Monksland, Athlone,

County Roscommon,

Ireland

Attention: Pepe Carmona

Email: PCarmona@innocoll.com

with copy to:

William Fry
2 Grand Canal Square
Dublin 2

11

Ireland
Attention:    David Carthy; Ken Casey
Email:          david.carthy@williamfry.com; and

    ken.casey@williamfry.com

and to:

Dentons US LLP
1221 Avenue of the Americas
New York, NY 10020
United States
Attention:    Jeffrey A. Baumel; Ilan Katz
Email:           jeffrey.baumel@dentons.com; and

    ilan.katz@dentons.com

or such other postal address, facsimile number or e-mail address as it may have notified to the other Party in writing in accordance with the provisions of this Clause 4.3.

4.3.3	Any notice or document shall be deemed to have been served:

4.3.3.1	if delivered by overnight delivery or by hand, at the time of delivery; or

4.3.3.2	if sent by e-mail or facsimile, at the time of the sending of the e-mail or facsimile (provided that any notice deemed to have been served on any day that is not a Business Day, or on any Business Day after 5:30 pm (addressee’s local time), shall be deemed to have been served at 9:00 am (addressee’s local time) on the next Business Day).

4.4	The invalidity, illegality or unenforceability of any provision of this Agreement does not and shall not affect or impair the continuance in force of the remainder of this Agreement.

4.5	No release, discharge, amendment, modification or variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each Party.

4.6	Each Party hereto represents and warrants to the other that, assuming due authorisation, execution and delivery by the other Party hereto, this Agreement constitutes the valid and binding obligations of that Party.

4.7	Each Party hereto confirms and agrees that no provision of the Transaction Agreement shall supersede, vary or otherwise amend the provisions of this Agreement.

IN WITNESS whereof the Parties hereto have entered into this Agreement on the day and year specified above.

12

Schedule 1

Execution Page

SIGNED for and on behalf of GURNET POINT L.P. by: Waypoint International GP LLC, its general partner in the presence of:	/s/ James B. Singleton
Signature

James B. Singleton
/s/ Donald Travis Wilson	Print name
Witness (Signature)

Donald Travis Wilson
Print name

22 Brewster Road, Newton, MA 02461
Print address

SIGNED for and on behalf of INNOCOLL HOLDINGS PUBLIC LIMITED COMPANY in the presence of:	/s/ Anthony Zook
Signature

Anthony Zook
/s/ Jose Carmona	Print name
Witness (Signature)

Jose Carmona
Print name

Unit 9, Block D, Monksland Business Park, Monksland, Athlone, Co. Roscommon, Ireland
Print address

[Signature Page to the Expenses Reimbursement Agreement]